Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces First Quarter Results

Torrance, California – June 11, 2012 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:

Our first quarter results reflect the continued softness in state and municipal funding in general, and public school funding in particular. Sales declined by 2.4% from $24,256,000 in the first quarter of fiscal 2011 to $23,668,000 in the first quarter of fiscal 2012. Although sales declined modestly, pre-tax operating loss improved in the first quarter of fiscal 2012 compared to the comparable period of the prior year from $(5,372,000) to $(4,817,000).

Publicly funded entities are continuing to suffer severe budget challenges. Reduced tax revenues and structural spending deficits continue to adversely impact budgets for education spending, typically the largest line item in a state budget. Most states, cities, counties, and school districts are facing continued reductions in operating budgets requiring cutbacks in personnel and services, leaving less money for replacement furniture. Completions of bond funded construction projects, which is typically when furniture is purchased and installed, are expected to decline in 2012 compared to 2011.

As discussed more fully in the Company’s annual report on Form 10-K for the year ended January 31, 2012, during the third quarter of 2011 the Company implemented a voluntary early retirement program to bring the Company’s cost structure in line with decreased revenues. When combined with normal attrition rates, the Company reduced its headcount by more than 200 positions and started 2012 with 21% fewer employees than in 2011. This reduction in force was concentrated in manufacturing, and included both direct labor and indirect positions. The intent of the Company is to meet the seasonal demand for production and distribution through more aggressive use of temporary seasonal workers.

While first quarter 2012 sales declined modestly when compared to the first quarter of 2011, order rates improved slightly during the same period with order rates for the first quarter of 2012 being approximately 3.5% greater than the first quarter of 2011. Because the Company started the year with lower levels of inventory, and because the Company produced less inventory during the first quarter of 2012, inventory levels at April 30, 2012 were approximately $11.6 million, or 22.5%, lower than at April 30, 2011. If order rates continue to exceed the prior year, the Company plans to hire additional temporary workers and increase production levels during the second and third quarters of 2012. Order backlog at April 30, 2012 was approximately 3.7% less than at April 30, 2011.

We remind investors that our first quarter is seasonally light and therefore not a proportional representation for the full year. Our market remains highly volatile and current trends could deteriorate or improve as the year progresses. Here are our results for the first quarter ended April 30, 2012, and the comparable period last year:

	Three Months Ended
	4/30/2012	4/30/2011
	(In thousands, except share data)
Net sales	$23,668	$24,256
Cost of sales	16,701	17,478

Gross profit	6,967	6,778
Selling, general administrative & other expense	11,784	12,150

Loss before income taxes	(4,817)	(5,372)
Income tax expense	16	28

Net loss	$(4,833)	$(5,400)

Cash dividend declared	$—	$0.05
Net loss per share - basic (a)	$(0.34)	$(0.38)
Weighted average shares outstanding - basic (a)	14,296	14,205

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2012	1/31/2012	4/30/2011
Current assets	$53,881	$45,808	$64,722
Non-current assets	47,516	48,417	50,568
Current liabilities	38,001	26,840	39,059
Non-current liabilities	37,105	36,489	31,741
Stockholders’ equity	26,291	30,896	44,490

Despite a modest reduction in first quarter sales, our first quarter operating results showed improvement. Gross profit improved to 29.4% of net sales from 27.9% due to a combination of increased selling prices, reduced factory spending, and stable costs for raw materials, partially offset by reductions in factory overhead absorption. During the first quarter of 2012, the Company reduced production levels by approximately 25% compared to the first quarter of 2011. This had an adverse impact on factory overhead absorption, but due to reduced levels of spending, the unabsorbed factory overhead variance only increased by $100,000. Our 2011 reduction in force and other cost control efforts also enabled us to reduce our selling, general and administrative expenses, both in absolute dollars and as a percentage of sales.

Longer term, underlying demographic trends remain as favorable as at any time since the early 1960s. Annual births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). Despite underlying demographic strength, the domestic market for classroom furniture seems likely to remain soft until the economy and the related state and local tax receipts recover.

We continue to aggressively pursue all profitable business in our market, and we continue to bring new products to market in an effort to gain market share. Despite a significant reduction in headcount, our direct sales force has been substantially unaffected and the Company is increasing spending for certain marketing initiatives. We have effectively controlled our balance sheet, specifically inventory, and anticipate the need to increase production levels in the second and third quarters if current order rates continue to increase. Along with our ongoing sales to public, private, and charter schools, the Company continues to accelerate efforts to increase sales to customers who purchase furniture and equipment through the General Services Administration (GSA). Virco is also experiencing growing success in certain international markets. To complement these efforts, Virco is increasing its outreach to customers in colleges and universities nationwide.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; economic conditions; the educational furniture industry; state and municipal bond funding; cost control initiatives; pricing; use of temporary workers; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2012, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing